CYTEC INDUSTRIES INC. AND SUBSIDIARIES        Exhibit 11(b)

                    Earnings Per Share Computations
       (Millions of Dollars or Shares, except per share amounts)





                                            Three Months Ended
                                            September 30, 1995




                                                        Fully
                                           Primary    Diluted


Net earnings                                $22.4       $22.4

Preferred stock dividend requirements        (2.8)       (1.2)

Net earnings available for common
stockholders                                $19.6       $21.2

Weighted average number of shares
 of common stock outstanding during
 the period exclusive of the following:      39.0        39.0

Common Stock equivalents:
 Restricted stock                              .4          .4
 Non qualified stock options                  1.7         1.8

Assumed conversion of Series B
   preferred stock                             -         16.8
                                            _____       _____

Adjusted weighted average number of
 shares of common stock outstanding
 during the period                           41.1        58.0
                                            _____       _____
                                            _____       _____

Earnings per share                          $ .48      $  .37
                                            _____       _____
                                            _____       _____





See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share calculations.

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